                                                                   Exhibit 12.01

                             K & F INDUSTRIES, INC.
              STATEMENT OF COMPUTATION OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                                                                             Nine Months Ended
                                                       Year Ended December 31,                                  December 31,
                                                       -----------------------                                  ------------
                                      2000          1999         1998          1997           1996           1996          1995
                                      ----          ----         ----          ----           ----           ----          ----
Income before income taxes          $ 78,891      $ 61,784      $45,104      $ 20,868       $ 13,052       $ 14,963       $ 2,418


Fixed Charges (b)(1)                  38,182        42,674       46,989        36,574         39,934         29,148        33,130


Less: capitalized interest                 0             0            0          (175)          (568)          (568)            0
                                    --------      --------      -------      --------       --------       --------       -------

Earnings (a)(2)                     $117,073      $104,458      $92,093      $ 57,267       $ 52,418       $ 43,543       $35,548
                                    ========      ========      =======      ========       ========       ========       =======

Ratio of earnings available to
   cover fixed charges
   (2) / (1)                            3.07          2.45         1.96          1.57           1.31           1.49          1.07


Note (a) Earnings consist of income before income taxes plus fixed charges
         (excluding capitalized interest).

Note (b) Fixed charges consist of interest on indebtedness (including capitalized interest and amortization of debt issuance costs) plus that portion of lease rental expense representative of the interest factor (deemed to be one-third of lease rental expense).


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